Exhibit 10.1

NEW JERSEY RESOURCES CORPORATION

Amendment of Deferred Stock Retention Award Agreement

This Amendment of Deferred Stock Retention Award Agreement (this "Amendment") is made and entered into as of May ___, 2016 (the "Amendment Effective Date") by and between New Jersey Resources Corporation, a New Jersey corporation ("NJR"), and                 ("Employee"). Capitalized terms used in this Amendment but not defined herein shall have the same meanings as in the NJR 2007 Stock Award and Incentive Plan (the "Plan").
WHEREAS, NJR granted to Employee, on             , 20___, a deferred stock award and dividend equivalents of ____ deferred stock units of NJR common stock ("Deferred Stock") under the Plan, subject to the terms and conditions set forth in that certain NJR Deferred Stock Retention Award Agreement by and between NJR and Employee, dated as of     , 20___ (the "Agreement"); and
WHEREAS, pursuant to the terms of the Agreement, dividend equivalents equal to the dividends and distributions paid on NJR common stock from the grant date until the Deferred Stock is distributed or forfeited will be accumulated on behalf of Employee and distributed in cash on the same terms as the Deferred Stock to which the dividends and distributions relate; and
WHEREAS, NJR and Employee now desire to amend the terms of the Deferred Stock and the related Agreement to provide that dividend equivalents will be paid in shares of NJR common stock (instead of cash).
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound, NJR and Employee agree as follows:
1.Notwithstanding any provision to the contrary in the Agreement, all dividends and distributions or other dividend equivalents that are accumulated on behalf of Employee and become distributable to Employee under the Agreement shall be distributed in shares of NJR common stock (instead of cash). The number of shares of NJR common stock to be distributed shall be that number of shares of unrestricted NJR common stock having a Fair Market Value (determined as of the date the Deferred Stock becomes payable) equal to the amount of accumulated dividends and distributions to be distributed to Employee. The Committee may determine how to treat or settle any fractional shares of NJR common stock otherwise distributable hereunder.
2.NJR and Employee agree and acknowledge that no cash will be available to satisfy applicable tax obligations given dividend equivalents will now be distributed in shares of NJR common stock. Accordingly, NJR may withhold from any shares of NJR common stock otherwise deliverable to pay any required tax obligations under the Agreement.
3.Except as otherwise set forth herein, the Agreement shall continue in accordance with its terms as in effect prior to this Amendment.
[Signatures continued on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Amendment Effective Date set forth above.

NEW JERSEY RESOURCES CORPORATION

By:
LAURENCE M. DOWNES
Chairman & CEO

EMPLOYEE

NAME
TITLE

2